Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES ON TWO THREE-YEAR REVOLVING CREDIT FACILITIES TOTALLING APPROXIMATELY $1.1 BILLION IN COMMITMENTS

$690 Million Expanded Revolving Facility, $75 Million Subject
to Closing Allied Capital Acquisition

Newly Combined $400 Million CP Funding Revolving Facility Features Lower Pricing, No Amortization & Enhanced Flexibility

NEW YORK, NY—January 25, 2010—Ares Capital Corporation (NASDAQ:  ARCC) announced today that it has closed its newly expanded revolving credit facility (“New Revolving Facility”), increasing its size from $525 million to $690 million.  The New Revolving Facility will be comprised of $615 million in commitments on a stand-alone basis and an additional $75 million in commitments contingent upon the closing of its pending acquisition of Allied Capital Corporation.

Pricing on the New Revolving Facility increased from LIBOR plus 1.00% to LIBOR plus 3.00% and the New Revolving Facility will continue to be free of a LIBOR floor requirement.  The New Revolving Facility has a three-year term with a maturity date of January 22, 2013.

The New Revolving Facility was lead arranged by J.P. Morgan Securities Inc., Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc.  Participants in the previous $525 million revolving credit facility substantially increased their commitments, representing $640 million out of the total $690 million in commitments.

In addition, Ares Capital also stated its intention to expand its New Revolving Facility as necessary with additional financial institutions through an accordion feature that would permit it to increase total capacity to a maximum of $897.5 million on a stand-alone basis, and a maximum of $1.05 billion upon the closing of its pending acquisition of Allied Capital Corporation.

In a separate transaction, Ares Capital also announced today that it combined its existing $225 million amortizing CP Funding Term Loan Facility with its existing $200 million CP Funding II Revolving Facility (the “CP Funding Facilities”), both with Wachovia Bank, National Association, an affiliate of Wells Fargo & Company, into a single $400 million CP Funding Revolving Facility—also with a new three-year term.  Pricing on the old CP Funding Facilities were LIBOR plus 3.5% and LIBOR plus 4.0%, respectively, and the pricing on the new CP Funding Revolving Facility that has no amortization requirements will be reduced to LIBOR plus 2.75%. The CP Funding Revolving Facility will also offer enhanced collateral flexibility.

“We are very pleased with the strong support shown by our existing bank group, in which they extended the maturity and provided a significant increase in capital available to us on an attractive cost-effective basis,” commented Richard Davis, Chief Financial Officer of Ares Capital.  “We are also excited to receive improved pricing, no required amortization, and enhanced flexibility in our new CP Funding Revolving Facility with Wells Fargo.”

The above facilities when combined with Ares Capital’s $274 million in on balance sheet CLO Notes total over $1.3 billion of committed debt financing at a blended current cost of LIBOR plus 2.35% or approximately 2.6% at current market interest rates.

“We believe the significant expansion of capital from our existing bank group as well as the greater flexibility and improved terms received from Wells Fargo validate our solid investment performance and our well positioned portfolio,” commented Michael Arougheti, President of Ares Capital Corporation. “At a time when most finance companies have been forced to reduce debt or shrink their balance sheets, these facilities provide us with both the financial flexibility and the lower relative cost of capital that we desire in order to continue to grow our business profitability and complete our pending acquisition of Allied Capital Corporation.”

About Ares Capital Corporation

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies.  Ares Capital Corporation invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital Corporation also makes equity investments.  Ares Capital Corporation is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment advisor and alternative asset investment management firm with approximately $33 billion of committed capital under management as of December 31, 2009.  Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940. For additional information, please visit our website at www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Capital Investor Contact:

Carl G. Drake

(404) 814-5204